Exhibit 5.5

January 30, 2012

WireCo WorldGroup Inc.

12200 NW Ambassador Drive

Kansas City, MO 64163

Ladies and Gentlemen:

We have acted as Portuguese counsel to WireCo WorldGroup Inc., a Delaware corporation (the “Company”), and its subsidiaries located in Portugal (the “Portuguese Guarantors” as identified in Schedule 1 hereto) in connection with the preparation of the registration statement on Form S-4, registration number 333-174896, as amended (the “Registration Statement”), for the registration of the Company’s $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for outstanding unregistered $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Outstanding Notes”) as authorized by the Indenture, dated as of May 19, 2010 (the “Indenture”), by and among inter alia the Company and U.S. Bank National Association as Trustee (in such capacity, the “Trustee”), ratified and confirmed by (i) WRCA Portugal Sociedade Unipessoal Lda., WireCo WorldGroup Portugal Holdings SGPS, S.A., Manuel Rodrigues de Oliveira Sá & Filhos, S.A., Albino, Maia & Santos, Unipessoal, Limitada and Cabos & Lingas – Sociedade Portuguesa de Comércio, Unipessoal, Limitada, by means of the supplemental indenture dated as of December 14, 2010, and by (ii) WireCo WorldGroup Comercial, Unipessoal, Lda., by means of the supplemental indenture dated as of January 26, 2012 (jointly the “Supplemental Indentures”).

We are aware that the Indenture has been amended by the supplemental indenture dated as of January 30, 2012 entered into by and among, inter alia, the Company and the Portuguese Guarantors (the “Amendment”).

We are also aware that the Portuguese Guarantors have or will guarantee the Exchange Notes (the “Guarantees”, and together with the Exchange Notes, the “Securities”), and the Securities have or are to be issued pursuant to the Indenture.

In our capacity as such counsel, we have familiarized ourselves with the actions taken by the Portuguese Guarantors in connection with the registration of the Securities. We have examined copies of the Indenture, the Supplemental Indentures, the Amendment, the Registration Statement (Form S-4), the form of Exchange Notes and such other Portuguese corporate documents and records as we have deemed necessary or appropriate in order to give the opinions set forth herein. In such examination, we have assumed the authenticity of all documents submitted to us as copies, and the authenticity of the originals of such latter documents as well as the genuineness of all signatures set therein. As to all questions of fact material to this opinion that have not been independently established, we have, with your approval, relied upon (and assumed the accuracy of) certificates or comparable documents, and oral and written statements and representations, of officers and representatives of the Portuguese Guarantors and certificates of public officials (the “Public Documents”). We have not independently verified such information and assumptions.

We are lawyers qualified to practice law in Portugal and we express no opinion as to any laws, or any matters governed by any laws, other than the laws of Portugal (the “Applicable Laws”).

Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and any limited enquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation. No inference as to our having constructive knowledge of the existence or absence of such facts should be drawn merely from the fact of our representation of the Company and Portuguese Guarantors as legal counsel.

Based upon and subject to the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and when the Registration Statement, including any amendment thereto, shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), it is our opinion that:

1.	each of the Portuguese Guarantors is duly incorporated, validly existing and in good standing under the laws of Portugal, and each of the Portuguese Guarantors has the requisite corporate power and authority to execute, deliver and perform its obligations under the Supplemental Indentures, including their respective Guarantees of the Exchange Notes as set forth in the Indenture (as amended by the Amendment);

2.	the execution, delivery and performance of the Supplemental Indentures and the Amendment, including the Guarantees set forth therein, by each of the Portuguese Guarantors have been duly authorized by all necessary corporate action of such Portuguese Guarantors;

3.	each of the Portuguese Guarantors has duly executed and delivered the Supplemental Indentures and the Amendment;

4.	the execution and delivery of the Supplemental Indentures and the Amendment by each of the Portuguese Guarantors and the performance by each of the Portuguese Guarantors of its obligations thereunder will not conflict with or constitute or result in a breach or default under or result in the creation of a lien or encumbrance under or violation of any of (i) the articles of association of the Portuguese Guarantors or (ii) any Applicable Laws; and

5.	no consent, waiver, approval or order of any court or governmental authority of Portugal is required pursuant to any Applicable Laws in connection with each of the Portuguese Guarantors’ execution of the Supplemental Indentures and the Amendment.

This opinion is rendered for your benefit in connection with the Exchange Offer. We hereby consent (i) to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the Exchange Notes” in the Prospectus that is part of the Registration Statement; (ii) to your filing copies of this opinion as an Exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer; and (iii) to reliance by Husch Blackwell LLP, United States Counsel to the Company, in connection with its opinion to be issued in connection with the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ A.M. Pereira, Sáragga Leat, Oliveira Martins, Júdice E Associados

A.M. Pereira, Sáragga Leat, Oliveira Martins, Júdice E Associados

Schedule 1

Portuguese Guarantors

Guarantor	Jurisdiction of Organization

WRCA Portugal Sociedade Unipessoal Lda.	Portugal

WireCo WorldGroup Portugal Holdings SGPS, S.A.	Portugal

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Portugal

Albino, Maia & Santos, Unipessoal, Limitada	Portugal

Cabos & Lingas – Sociedade Portuguesa de Comércio, Unipessoal, Limitada	Portugal

WireCo WorldGroup Comercial, Unipessoal, Lda.	Portugal